Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 8 to Registration Statement No. 333-152653 of CB Richard Ellis Realty Trust on Form S-11 (Registration Statement) of our report dated November 19, 2010 relating to our audit of the historical statement of revenues and direct operating expenses of the National Industrial Portfolio for the year ended December 31, 2009 appearing in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2010. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

November 19, 2010